                                                                     EXHIBIT 4.4

                         CERTIFICATE OF DESIGNATION OF
                           SERIES F PREFERRED STOCK

                                      OF

                              LASERTECHNICS, INC.


It is hereby certified that:

     1. The name of the Company (hereinafter called the "Company") is Lasertechnics, Inc. a Delaware corporation.

     2. The certificate of incorporation of the Company authorizes the issuance of Seven Million (7,000,000) shares of preferred stock, $.01 value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series F issue of Preferred Stock:

     RESOLVED, that NINE HUNDRED (900) of the Seven Million (7,000,000) authorized shares of Preferred Stock of the Company shall be designated Series F Preferred Stock, $.01 par value per share, and shall possess the rights and preferences set forth below:

     Section 1.     Designation and Amount.  The shares of such series shall
                    ----------------------
have a par value of $.01 per share and shall be designated as Series F Preferred Stock (the "Series F Preferred Stock") and the number of shares constituting the Series F Preferred Stock shall be NINE HUNDRED (900). The Series F Preferred Stock shall have a stated value of Ten Thousand Dollars ($10,000) per share (the "Original Series F Issue Price"), with an eight percent (8%) per annum accretion rate as set forth herein. The Series F Preferred Stock shall be issued by the Company only (i) in exchange for an equal number of outstanding shares of Series D Preferred Stock or Series E Preferred Stock or (ii) for cash, in a transaction the proceeds of which are used by the Company to fund the redemption or repurchase of shares of Series D Preferred Stock or Series E Preferred Stock.

     Section 2.     Rank.     The Series F Preferred Stock shall rank: (i)
                    ----
junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series F Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $.01 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior

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to or on parity with any Series F Preferred Stock of whatever subdivision
(collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with the Series A Preferred Stock of the Company, par value $.01 per share (the "Series A Preferred Stock"), the Series B Preferred Stock of the Company, par value $.01 per share (the "Series B Preferred Stock"), the Series C Preferred Stock of the Company, par value $.01 per share (the "Series C Preferred Stock"), the Series D Preferred Stock of the Company, par value $.01 per share (the "Series D Preferred Stock"), the Series E Preferred Stock of the Company, par value $.01 per share (the "Series E Preferred Stock") and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series F Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3.     Dividends.      The Series F Preferred Stock will bear no
                    ---------
dividends, and the holders of the Series F Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series F Preferred Stock.

     Section 4.     Liquidation Preference.
                    ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary or involuntary, the Holders of shares of Series F Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount for each share of Series F Preferred Stock then outstanding equal to the sum of (i) the Original Series F Issue Price and (ii) an amount equal to eight percent (8%) of the Original Series F Issue Price per annum for the period that has passed since the date (the "Initial Funding Date") that, in connection with the consummation of the original issuance and sale of shares of Series D Preferred Stock by the Company, the escrow agent first had in its possession funds representing full payment for the share of Series D Preferred Stock delivered in exchange for such share of Series F Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series F Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series F Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series F Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto. Notwithstanding the foregoing, for all purposes hereof, including without limitation calculating the Premium: in the case of any share of Series F Preferred Stock issued in exchange for a share of Series E Preferred Stock, the Initial Funding Date should be May 18, 1997; and in the case of any share of Series F Preferred Stock issued for cash pursuant to clause (ii) of Section 1 hereof, the Initial Funding Date shall be the date on which such share was purchased and paid for by the original holder thereof.

          (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

          (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which any person or entity acquires more than fifty percent (50%) of the voting power of the Company (a "Change of Control") shall be deemed to be a Liquidation Event as defined in Section 4(a); provided further that (i) a consolidation, merger, acquisition, or other business combination of the Company with or into any other publicly traded company or companies shall not be treated as a Liquidation Event as defined in Section 4(a), but instead shall be treated pursuant to Section 5(e)(iii) hereof, and (ii) a consolidation, merger, acquisition, or other business combination of the Company with or into any other non-publicly traded company or companies shall be treated as a Liquidation Event as defined in
Section 4(a). The Company shall not effect any transaction described in subsection 4(c)(ii) unless it first gives thirty (30) business days prior notice of such transaction (during which time the Holder shall be entitled to convert its shares of Series F Preferred Stock into Common Stock). For purposes of this
Section 4(c), the public offering, sale or distribution of shares of stock (or assets) of the Company's Sandia Imaging Systems Corp. subsidiary or the Lasertechnics Marking Corporation subsidiary (but not both) shall not be deemed to be a Liquidation Event.

          (d) In the event that, immediately prior to the closing of a transaction described in Section 4(c) which would constitute a Liquidation Event, the cash distributions required by Section 4(a) or Section 6 have not been made, the Company shall either: (i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series F Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

     Section 5.     Conversion.     The record Holders of this Series F
                    ----------
Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

          (a)  Right to Convert.    Subject to the Company's right of redemption
set forth in Section 6(a) and to the limitations set forth in Section 5(f), and on the terms and subject to the conditions set forth in this Certificate of Designation, each record Holder of Series F Preferred Stock shall be entitled to convert the shares of Series F Preferred Stock held by such Holder, in whole at any time and in part from time to time, into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

     Number of shares issued upon conversion of one share of Series F Preferred Stock =

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                        (.08) (N/365) (10,000) + 10,000
                        -------------------------------
                                Conversion Price

     where,

     . N = the number of days between (i) the Initial Funding Date for the shares of Series F Preferred Stock for which conversion is being elected, and (ii) the applicable Date of Conversion (as defined in Section 5(c)(iv) below) for the shares of Series F Preferred Stock for which conversion is being elected, and

     . Conversion Price = the lesser of (x) $1.1406 (the "Fixed Conversion Price"), or (y) X% of the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the ten (10) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price"), where X is determined as follows:

                  No. of Days Between Last
          Closing Date and Date of Conversion             X =
          -----------------------------------             ---
                    60 - 119                              90%
                    120- 179                            87.5%
                    180(+)                                85%

     For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the Nasdaq Small Cap Market, or if no longer traded on the Nasdaq Small Cap Market, the closing bid price on the principal national securities exchange or the National Market System on which the Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange or the National Market System on which the Common Stock is so traded. The term "Last Closing Date" means July 29, 1996.

          (b) Mechanics of Conversion. In order to convert Series F Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 8:00 p.m., New York City time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated transfer agent (the "Transfer Agent") for the Series F Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series F Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent the original certificates representing the Series F Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed

(subject to the requirements of subparagraph (i) below). Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three
(3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

          (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series F Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series F Preferred Stock into Common Stock.

          (ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall use its best efforts to, no later than the close of business on the second (2nd) business day and in no event later than the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two-day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

          (iii) No Fractional Shares. If any conversion of the Series F Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

          (iv)     Date of Conversion.  The date on which conversion occurs
(the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before 8:00 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series F Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, for delivery to the Company or the Transfer Agent as provided above, as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

          (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series F Preferred Stock; and if at any time the number of authorized but unissued of Series F Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (d) Automatic Conversion. Each share of Series F Preferred Stock outstanding on the date which is three (3) years after the Last Closing Date automatically shall be converted into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the date which is three (3) years after the Last Closing Date shall be deemed the Date of Conversion with respect to such conversion.

          (e)  Adjustment to Conversion Rate.

               (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series F Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

               (ii) Adjustment to Variable Conversion Price. If, at any time when any shares of the Series F Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series F Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

              (iii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a Change of Control not deemed to be a liquidation pursuant to section 4(c), then the Holders of Series F Preferred Stock shall thereafter have the right to receive upon conversion of Series F Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series F Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series F Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(3)(iii) unless (a) it first gives thirty (30) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series F Preferred Stock into Common Stock) and (b) the resulting successor or acquiring entry (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(e)(iii).

              (iv) No Fractional Shares. If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

          (f)  Standstill.    Anything contained herein to the contrary
notwithstanding, during the period from and including July 14, 1997, to and including February 13, 1998 (the "Standstill Period"), no record Holder of Series F Preferred Stock shall be entitled to convert any shares of Series F Preferred Stock held by such Holder, except to the extent that the aggregate number of shares of Series F Preferred Stock converted by such Holder (or redeemed by the Company in lieu of conversion) during the Standstill Period does not, during the period indicated below, exceed the applicable aggregate percentage set forth below of the number of shares of Series F Preferred Stock held by such Holder on the first day of the Standstill Period:

           Portion of Standstill Period           Aggregate Percentage
           ----------------------------           --------------------
     From and including July 14, 1997,
       to and including October 13, 1997...................  25%

     From and including October 14, 1997,
       to and including November 13, 1997..................  40%

     From and including November 14, 1997,
       to and including December 13, 1997..................  55%

     From and including December 14, 1997,
       to and including January 13, 1998...................  70%

     From and including January 14, 1998,
       to and including February 13, 1998..................  85%

     From and after February 14, 1998...................... 100%

For purposes of this Section 5(f), any Holder (a "Transferee") that acquires shares of Series F Preferred Stock during the Standstill Period directly or indirectly from another Holder (the "Transferor") that held such shares at the beginning of the Standstill Period, shall only be entitled to convert such shares to the extent that the aggregate number of such shares converted by such Transferee (or redeemed by the Company in lieu of conversion) during the remainder of the Standstill Period does not at any time exceed the product of
(x) the applicable percentage set forth above times (y) the percentage of the
                                              -----
Transferor's shares of Series F Preferred Stock held at the beginning of the Standstill Period that had not been converted (or redeemed by the Company in lieu of Conversion) at the time of the transfer to the Transferee.

     Section 6.  Redemption by Company.
                 ---------------------

            (a) Company's Right to Redeem Upon Receipt of Notice of Conversion. If the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price (as defined in Section 5(a)), at the time of receipt of a Notice of Conversion pursuant to Section 5, the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series F Preferred Stock submitted for conversion, immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Series F Preferred Stock submitted for conversion, the Company shall redeem from among the Series F Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series F Preferred Stock for conversion.

              (i) Redemption Price Upon Receipt of a Notice of Conversion. The redemption price per share of Series F Preferred Stock under this Section 6(a) shall be calculated in accordance with the following formula ("Redemption Rate"):

 [[(.08)(N/365)(10,000)] + 10,000]  X  Closing Bid Price on Date of Conversion
                                       ---------------------------------------
                                                  Conversion Price

where,

     "N", "Date of Conversion", "Closing Bid Price" and "Conversion Price" shall have the same meanings as defined in Section 5.

              (ii) Mechanics of Redemption Upon Receipt of Notice of Conversion. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile, by 5:00 p.m. New York City time the next business day following receipt of a Notice of Conversion from a Holder, and the Company shall provide a copy of such redemption notice by overnight or two-day courier, to (A) the Holder of the Series F Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series F Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series F Preferred Stock submitted for conversion and the applicable redemption price.

          (b) Company's Rights to Redeem at its Election. At any time, commencing twelve months and one day after the Last Closing Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series F Preferred Stock; provided (i) Company shall first provide thirty (30) business days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning thirty (30) business days prior to the date which is twelve months and one day after the Last Closing Date), and (ii) that, in the case of any partial redemption, the Company shall only be entitled to redeem Series F Preferred Stock having an aggregate Stated Value (as defined below) of at least One Million Dollars ($1,000,000). If the Company elects to redeem some, but not all, of the Series F Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series F Preferred Stock.

              (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be calculated as a percentage of Stated Value, as that term is defined below, of the Series F Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the date of Redemption at Company's Election (as defined below), and shall be determined as follows:

Date of Notice of Redemption at Company's Election           % of Stated Value
--------------------------------------------------           -----------------

 12 months and 1 day to 18 months following Last Closing Date       130%
 18 months and 1 day to 24 months following Last Closing Date       125%
 24 months and 1 day to 30 months following Last Closing Date       120%
 30 months and 1 day to 36 months following Last Closing Date       115%

     For purposes hereof, "Stated Value" shall mean the Original Series F Issue Price (as defined in Section 1) of the shares of Series F Preferred Stock being redeemed pursuant to this Section 6(b), together with the accreted but unpaid Premium (as defined in Section 4(a)).

              (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least thirty (30) business days prior written notice ("Notice of Redemption At Company's Election") to (A) the Holders of the Series F Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the

Company's Series F Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two-day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series F Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the applicable Redemption Price At Company's Election, as defined in subsection
(b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to Section 5, prior to the close of business on the Date of Redemption at Company's Election, any Series F Preferred Stock which it is otherwise entitled to convert, including Series F Preferred Stock that has been selected for redemption at Company's election pursuant to this subsection 6(b); provided, however, that the Company shall still be entitled to exercise its right to redeem upon receipt of a Notice of Conversion pursuant to section 6(a).

          (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 6(a) and 6(b) unless it has:

              (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

              (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

              (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

              (iv) a combination of the items set forth in (i), (ii) and (iii) above, aggregating the full amount of the redemption price.

     If the foregoing conditions of this Section 6(c) are satisfied and Company complies with Section 6(d) hereof, then any shares of Series F Preferred Stock called for by a Redemption at Company's Election shall cease to be outstanding for all purposes hereunder (including the right to convert or to accrete additional Premium or to exercise any other right or privilege hereunder) on the Date of Redemption at Company's Election and shall instead represent the right to receive the Redemption Price at Company's Election without interest from and after the Date of Redemption at Company's Election.

          (d)  Payment of Redemption Price.

              (i) Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Series F Preferred Stock Certificates so redeemed to the Company or its

Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with
Section 5(c)(i).

              (ii) If Company elects to redeem pursuant to Section 6(a) hereof, and Company fails to pay Holder the redemption price within the time frame as required by this Section 6(d), then Company shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in compliance with Section 5(c) hereof. The shares to be issued to Holder pursuant to this provision shall be the number of shares determined using a Conversion Price (as defined in Section 6 hereof) that equals the lesser of (i) the Conversion Price on the date Holder sends its Notice of Conversion to Company or Transfer Agent via facsimile or (ii) the Conversion Price on the date the Transfer Agent issues Common Stock pursuant to this Section 6(d)(ii).

          (e)  Blackout Period.   Notwithstanding the foregoing, the Company may
not either send out a redemption notice or effect a redemption pursuant to
Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

     Section 7.     Advance Notice of Redemption.
                    ----------------------------

          (a) Holder's Right to Elect to Receive Notice of Cash Redemption by the Company. Holder shall have the right to require Company to provide advance notice stating whether the Company will elect to redeem Holder's shares of Series F Preferred Stock in cash, pursuant to the Company's redemption rights discussed in Section 6(a).

          (b) Mechanics of Holder's Election Notice.    Holder shall send notice
("Election Notice") to the Company and such other person(s) as the Company may designate via facsimile, stating Holder's intention to require Company to disclose that if Holder were to exercise his, her or its right of conversion (pursuant to Section 5) whether Company would elect to redeem a specific number of shares of Holder's Series F Preferred Stock for cash in lieu of issuing Common Stock. Company is required to disclose to Holder what action Company would take over the subsequent twenty (20) business day period, including the date of such Election Notice, as further discussed in subsection 7(c).

          (c)  Company's Response.   Upon receipt by the Company of a facsimile
copy of an Election Notice, Company shall immediately send, via facsimile, a confirmation of receipt of the Election Notice to Holder, which shall specify that the Election Notice has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the requested advance notice. Thereafter, the Company must respond by the close of business on the next business day following receipt of Holder's Election Notice (1) via facsimile and (2) by depositing such response with an overnight or two-day courier. The Company's response must state whether it would redeem the shares, in whole or in part, or allow conversion into shares of Common Stock without redemption. If Company does not respond to Holder within one (1) business day via facsimile and overnight or two-day courier, Company shall be required to issue to Holder Common Stock upon Holder's conversion within the subsequent twenty (20) business day period of Holder's Election Notice. However, if the Company's Common Stock price decreases so that under the Conversion Rate Company would be required to issue more than an additional ten percent (10%) of shares of Common Stock than Holder was entitled to receive at the time Holder sent Company its Election Notice, then Company shall no longer be bound to convert Holder's Preferred Stock into Common Stock but may elect to redeem for cash.

     Section 8.     Voting Rights.   The Holders of the Series F Preferred Stock
                    -------------
shall have no voting power whatsoever, except as otherwise provided by the corporation law of the State of Delaware Law ("Delaware Law"), and no Holder of Series F Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

     Notwithstanding the above, Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under Delaware Law the vote of the Holders of the Series F Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of shares of the Series F Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series F Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series F Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series F Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series F Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

     Section 9.     Prospective Provision.  So long as shares of Series F
                    ---------------------
Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least seventy-five (75%) of the then outstanding shares of Series F Preferred Stock, and at least seventy-five (75%) of the then outstanding
Holders:

          (a) alter or change the rights, preferences or privileges of the Series F Preferred Stock or any Senior Securities so as to affect adversely the Series F Preferred Stock; provided, however, that no such change may be approved at any time on or prior to the fortieth (40th) day following the Last Closing Date unless such change is unanimously approved by all Holders;

          (b) create any new class or series of stock having a preference over the Series F Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series F Preferred; or

          (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series F Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series F Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock, pursuant to subsection (a) above, so as to affect the Series F Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series F Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (notwithstanding the provisions of Section 5(f) hereof), or continue to hold their shares of Series F Preferred Stock provided, however, that the Dissenting Holders may not convert anytime on or before the fortieth (40th) day following the Last Closing Date.

     Section 10.    Status of Converted or Redeemed Stock.  In the event any
                    --------------------------------------
shares of Series F Preferred Stock shall be converted or redeemed pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series F Preferred Stock.

     Section 11.    Preference Rights.  Nothing contained herein shall be
                    -----------------
construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to or on parity with the dividend and liquidation preferences of the Series F Preferred Stock.

Signed on July 30, 1997

                                  /s/ E.A. Milo Mattorano
                                  -----------------------------------------
                                  E.A. Milo Mattorano, Vice President & CFO

Attest:

/s/ E.A. Milo Mattorano
------------------------------
E.A. Milo Mattorano, Secretary

                                                                     EXHIBIT 4.4
                                                                     (Continued)

                           CERTIFICATE OF CORRECTION
                       Filed pursuant to Section 103(f)
                    of the Delaware General Corporation Law
                              with respect to the

                          CERTIFICATE OF DESIGNATION
                                      OF
                           SERIES F PREFERRED STOCK
                                      OF
                              LASERTECHNICS, INC.

     WHEREAS, on August 1, 1997, Lasertechnics, Inc. (the "Company") filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series F Preferred Stock of the Company (the "Certificate of Designation");

     WHEREAS, no shares of the Company's Series F Preferred Stock are issued and outstanding; and

     WHEREAS, the last sentence of Section 5(f) of the Certificate of Designation inaccurately reflects the corporate action taken with respect to the subject matter thereof and should be deleted, and in its place four sentences should be inserted at the end of such Section 5(f).

     NOW, THEREFORE, the Certificate of Designation is hereby corrected in accordance with the provisions of Section 103(f) of the Delaware General Corporation Law as follows:

          The last sentence of Section 5(f) of the Certificate of Designation which currently reads as follows:

     "For purposes of this Section 5(f), any Holder (a "Transferee") that acquires shares of Series F Preferred Stock during the Standstill Period directly or indirectly from another Holder (the "Transferor") that held such shares at the beginning of the Standstill Period, shall only be entitled to convert such shares to the extent that the aggregate number of such shares converted by such Transferee (or redeemed by the Company in lieu of conversion) during the remainder of the Standstill Period does not at any time exceed the product of (x) the applicable percentage set forth above times (y) the percentage of the Transferor's shares of Series F
           -----
     Preferred Stock held at the beginning of the Standstill Period that had not been converted (or redeemed by the Company in lieu of Conversion) at the time of the transfer to the Transferee."


shall be deleted from the Certificate of Designation and the following four last sentences to

Section 5(f) shall be substituted in its place:

     "For all purposes of this Section 5(f) any Holder (a "Transferee") that acquires shares of Series F Preferred Stock during the Standstill Period from another Holder (the "Transferor") in any single transaction (the "Transfer") shall be deemed (i) to have held at the beginning of the Standstill Period a number of shares of Series F Preferred Stock equal to the product of (x) the number of shares of Series F Preferred Stock held by the Transferor at the beginning of the Standstill Period times (y) the Acquired Percentage; and (ii) to have converted (or have had redeemed by the Company in lieu of conversion) during the period from the beginning of the Standstill Period through the date of such Transfer a number of shares of Series F Preferred Stock equal to the product of (x) the number of shares of Series F Preferred Stock converted by such Transferor (or redeemed by the Company in lieu of conversion) from the beginning of the Standstill Period through the date of such Transfer times (y) the Acquired Percentage. As used in this paragraph, the term "Acquired Percentage" means the percentage that the total number of shares of Series F Preferred Stock acquired by the Transferee from the Transferor in such Transfer bears to the total number of shares of Series F Preferred Stock held by the Transferor immediately before giving effect to such Transfer. Upon any Transfer, for all purposes of this Section 5(f), the Transferor shall be deemed (i) to have held at the beginning of the Standstill Period a number of shares of Series F Preferred Stock equal to the product of (x) the number of shares of Series F Preferred Stock held by the Transferor at the beginning of the Standstill Period times (y) the difference between 100% and the Acquired Percentage; and (ii) to have converted (or have had redeemed by the Company in lieu of conversion) during the period from the beginning of the Standstill Period through the date of such Transfer a number of shares of Series F Preferred Stock equal to the product of (x) the number of shares of Series F Preferred Stock converted by such Transferor (or redeemed by the Company in lieu of conversion) from the beginning of the Standstill Period through the date of such Transfer times
     (y) the difference between 100% and the Acquired Percentage. In the event of successive Transfers, this paragraph will be applied successively.

          Notwithstanding anything herein to the contrary, if at any time during the Standstill Period the Company shall, in breach of its obligations hereunder, fail to convert (or to redeem in lieu of conversion) any shares of Series F Preferred Stock held of record by the Holder thereof and properly presented for conversion by the Holder pursuant to this Section 5 (and which the Holder is entitled to convert pursuant to this Section 5(f)), then, upon written notice by the Holder to the Company given pursuant to this paragraph (and without limiting any other rights or remedies of the Holder in respect of such failure to convert), so long as such default by the Company shall continue, the provisions of this Section 5(f) shall not apply to the Holder."

     Executed on the date set forth below by the undersigned duly authorized officer of the Company.




Date: August 8, 1997                /s/ E.A. Milo Mattorano
                                    _______________________________
                                    Name:  E.A. Milo Mattorano
                                    Title: Vice President and CFO

Attest:

/s/ E.A. Milo Mattorano
--------------------------
Name:  E.A. Milo Mattorano
Title: Secretary

                                       3